Exhibit 99.1

Investor Contact:	Media Contact:
Tania Jernigan	Saskia Sidenfaden
VP of Investor Relations	Senior Media Executive
Impac Mortgage Holdings, Inc.	CCG Investor Relations
(949) 475-3722	(310) 477-9800 x120
tjernigan@impaccompanies.com	Saskia.Sidenfaden@ccgir.com

Impac Mortgage Holdings, Inc. Clarifies Position as an Alt-A Lender and Misconceptions in the Market Place

Irvine, California– March 5, 2007 – The following is in response to recent media reports that  have had an adverse impact upon our common stock price, Impac Mortgage Holdings, Inc. (NYSE: IMH), or the “Company”, a Maryland corporation being taxed as a real estate investment trust (“REIT”) :

1) Impac is an Alt-A Lender. Substantially all of the mortgages we originate  or acquire are Alt-A loans.  We define Alt-A loans as mortgages made to borrowers whose credit is generally within Fannie Mae and Freddie Mac guidelines, but have loan characteristics that make them non-conforming under those guidelines. As of the fourth quarter 2006, 99.8% of the loans held in our portfolio had a credit grade of A or A-, which means that the credit rating exceeded 620, with a weighted average loan-to-value ratio of 74%.  As of December 31, 2006, the weighted  average credit score of the Alt-A loans in our portfolio (i.e. the long-term investment operations) was 697.  During 2006, subprime mortgages represented 0.4% of acquisitions and 0.2% of the ending securitized mortgage collateral.  We define subprime mortgages made to borrowers with credit ratings less than 620, or other characteristics, that increase the credit risk. In addition,  the major credit rating agencies, mortgage bond investors and our industry identify the Company as an Alt-A lender.

2) The Company’s liquidity position is strong. At December 31, 2006, the Company reported approximately $180.0 million in cash and cash equivalents. Further, the Company has  additional liquidity of approximately $75.0 million in equity invested in mortgage loans held-for-sale and other liquidity sources at the Company’s disposal.

3) Estimated taxable income is the primary indicator for common stock dividends. During 2006, the Company had estimated taxable income of $79.5 million, or $1.05 per diluted common share. During 2006, we paid common stock dividends of $72.3 million, or $0.95 per diluted common share.

4) Estimated taxable income during the fourth quarter 2006 was generated entirely from the balance sheet at the REIT and did not include a dividend from our taxable REIT subsidiary.

5) The Company believes it has sufficient financing under its reverse repurchase agreements to meet its ongoing origination and funding needs.

6)  The Company continues to  meet all of its loan repurchase obligations. In the future we expect loan repurchase obligations to decline based on a reduction in whole loan sales and improved credit and duration characteristics.  Since January 2006, we have tightened our underwriting guidelines 20 times,  which resulted in a 40% decline in total production primarily related to bulk acquisitions. Although, total acquisitions and originations declined, we believe we have benefited from an improved credit risk and duration profile.  We believe this was validated by the securitization market where despite one of the more turbulent credit spread environments in recent history, Impac executed its most recent securitization with the tightest bond spreads it has experienced in over a year.

7) The restatements for 2004 - 2005,  as previously described in our Form 8-K filed on February 23, 2007 has no effect on the Company’s net earnings,  cash position, stockholders’ equity or taxable income.

In summary:

Mr. Tomkinson commented, “It is unfortunate for our stockholders that the Company continues to be put in the same category as subprime lenders, when essentially we have no exposure to subprime loans.  In anticipation  of a downturn in the industry,  Impac, since January 2006, began increasing its loan loss reserves, preserving capital,  increasing its pricing and tightening its underwriting guidelines with the intent to further improve the performance of our Alt –A mortgage portfolio.”

Mr. Tomkinson concluded, “We believe that the Company has adequately prepared for this challenging market. We believe that the Company is well capitalized, diversified in its business segments and has the expertise to manage through this lending cycle.”

Safe Harbor

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on management expectations. Actual results may differ materially as a result of several factors, including, but not limited to, failure to achieve projected earnings levels; unexpected or greater than anticipated increases in credit and bond spreads; the ability to generate sufficient liquidity; the ability to access the equity markets; continued increase in price competition; inability to sell Option ARM product based on pricing or other factors; risks related to the Company’s restatements; risk related to the inability to maintain effective disclosure and internal controls; risks of delays in raising, or the inability to raise on acceptable terms, additional capital, either through equity offerings, lines of credit or otherwise; the ability to generate taxable income and to pay dividends; interest rate fluctuations on our assets that unexpectedly differ from those on our liabilities; unanticipated interest rate fluctuations; changes in expectations of future interest rates; unexpected increase in our loan repurchase obligations; inability to originate an increased amount of commercial loans due to lack of interest in our product; unexpected increase in prepayment rates on our mortgages; changes in assumptions regarding estimated loan losses or an increase in loan losses; continued ability to access the securitization markets or other funding sources, the availability of financing and, if available, the terms of any financing; changes in markets which the Company serves, such as mortgage refinancing activity and housing price appreciation; the inability to expand our Alt-A wholesale and commercial platforms due to market conditions; the adoption of new laws that affect our business or the business of people with whom we do business; changes in laws that affect our products and our business; volatility in the mortgage industry that effects the Company although the changes in the industry are not directly applicable to the Company; and other general market and economic conditions that may effect the mortgage industry.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see Item 1A “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2005 and our subsequent Form 10-Q filings during 2006. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates four core businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations, (3) the Warehouse Lending Operations and (4) the Commercial Operations. The Long-Term Investment Operations invests primarily in non-conforming Alt-A (“Alt-A”) mortgage loans and to a lesser extent small-balance commercial loans originated by the Commercial Operations. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A residential mortgage loans, the Warehouse Lending Operations provides short-term financing to mortgage loan originators and the Commercial Operations originates small-balance commercial loans for sale to the Long-Term Investment Operations or to third parties. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com. Web site: www.impaccompanies.com

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